Exhibit 10.43(i-1)

SECOND AMENDMENT

TO

SPONSORS’ GUARANTY (GARANTIEVERTRAG)

THIS SECOND AMENDMENT (this “Amendment Agreement”), dated 20 December 2002, is made between ADVANCED MICRO DEVICES, INC., a corporation organized and existing under the laws of the State of Delaware, United States of America, with its chief executive office and principal place of business at One AMD Place, Sunnyvale, California 94088, United States of America (“AMD Inc.”), AMD SAXONY HOLDING GMBH, Dresden, registered in the Commercial Register of the Dresden County Court, HRB 13931 (“AMD Holding”; and, together with AMD Inc., collectively, the “Sponsors”), DRESDNER BANK LUXEMBOURG S.A., as Agent (and successor to Dresdner Bank AG in such capacity) for the Banks under the Loan Agreement referred to below (in such capacity, the “Agent”), and DRESDNER BANK AG, as Security Agent under such Loan Agreement (in such capacity, the “Security Agent”), for the Secured Parties under such Loan Agreement.

W I T N E S S E T H:

WHEREAS, AMD Saxony Limited Liability Company & Co. KG, Dresden (formerly AMD Saxony Manufacturing GmbH), registered in the Commercial Register of the Dresden County Court HRA 4896 (“AMD Saxonia”), has been formed for the purpose of constructing, owning, and operating (i) the Plant and (ii) the integrated Design Center;

WHEREAS, in order to finance the construction of the Plant and the Design Center, and start-up costs of the operation of the Plant, inter alia, (i) AMD Saxonia has entered into a Syndicated Loan Agreement, dated 11 March 1997, as amended, (the “Loan Agreement”) with the Agent, the Security Agent and the Banks from time to time party thereto providing, inter alia, for a senior secured term facility aggregating up to DM 1,500,000,000 (one billion five hundred million Deutsche Marks), and (ii) the Sponsors, the Additional Partner Companies (as defined therein), the Agent and the Security Agent have entered into that certain Sponsors’ Support Agreement dated 11 March 1997, as amended, (the “Sponsors’ Support Agreement”) providing certain undertakings to and for the benefit of the Secured Parties;

WHEREAS, the Sponsors, the Agent and the Security Agent wish to amend the Sponsors’ Guaranty dated 11 March 1997 between AMD Inc., AMD Holding, the Agent and the Security Agent, as amended on 20 February 2001 (as amended, the “Sponsors’ Guaranty”), on the terms and subject to the conditions of this Amendment Agreement;

NOW, THEREFORE, the Sponsors, the Agent (for itself and on behalf of the Banks), and the Security Agent (on behalf of the Secured Parties), agree as follows:

ARTICLE I

Definitions

SECTION 1.1 Definitions. Capitalized terms not otherwise defined in this Amendment Agreement are used with the definitions assigned to them in the Sponsors’ Support Agreement.

SECTION 1.2 Construction. In this Amendment Agreement, unless the context requires otherwise, references to Sections and Schedules are to Sections and Schedules of the Sponsors’ Guaranty. Section headings are inserted for reference only and shall be ignored in construing this Amendment Agreement.

ARTICLE II

Amendments

SECTION 2.1 Amendments. With effect from the date hereof, the Sponsors’ Guaranty shall be amended and restated in its entirety in the form set out in Schedule 1 to this Amendment Agreement.

ARTICLE III

Miscellaneous

SECTION 3.1 Representations and Warranties. Each of the Sponsors hereby represents and warrants that:

(a)	Organization; Corporate Power. It is duly incorporated and validly existing under the laws of the jurisdiction of its organization, and has all necessary power and authority to execute and deliver this Amendment Agreement and to consummate the transactions contemplated by the Sponsors’ Guaranty, as amended hereby;

(b)	Corporate Authority; No Conflict. The execution and delivery by it of this Amendment Agreement, and the performance by it of its obligations under the Sponsors’ Guaranty, as amended by this Amendment Agreement, have been duly authorized by all necessary corporate action (including any necessary shareholder action) on its part, and do not and will not (i) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it, or of its charter or by-laws or (ii) result in a breach of, result in a mandatory prepayment or acceleration of indebtedness evidenced by or secured by, or constitute a default under, any indenture or loan or credit agreement, or any other agreement or instrument to which it is a party or by which it or its properties may be bound, or require the creation or imposition of any encumbrance of any nature upon or with respect to any of the properties now owned or hereafter acquired by it; and

(c)	Valid and Binding Obligations. The Sponsors’ Guaranty, as amended by this Amendment Agreement, constitutes its legal, valid and binding obligations, enforce-

able against it in accordance with its terms subject, however, to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and, as to enforceability, by general equitable principles.

SECTION 3.2 Repetition of Representation and Warranties. The representations and warranties contained in Sections 12.1 and 12.2 of the Sponsors’ Support Agreement shall be repeated by AMD Inc. and by the Sponsors, respectively on the date hereof except to the extent any such representation and warranty expressly relates solely to an earlier date.

SECTION 3.3 Miscellaneous.

(a)	This Amendment Agreement is limited as specified and, except as expressly herein provided, shall not constitute a modification, amendment or waiver of any other provision of any other Operative Document. Except as specifically amended by this Amendment Agreement, the Sponsors’ Guaranty shall remain in full force and effect and is hereby ratified and confirmed.

(b)	This Amendment Agreement shall be an Operative Document under and for purposes of the Sponsors’ Support Agreement.

(c)	This Amendment Agreement has been executed in the English language.

(d)	This Amendment Agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

(e)	Sections 15.1, 15.2, 15.5, 16.1, 16.2, and 16.3 of the Sponsors’ Support Agreement shall apply, mutatis mutandis, to this Amendment Agreement, as if set out herein in full.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the parties set out below has caused this Amendment Agreement to be duly executed and delivered by its respective officer or agent thereunto duly authorised as of the date first above written.

ADVANCED MICRO DEVICES, INC.

By:	/s/ ROBERT J. RIVET

Its

AMD SAXONY HOLDING GMBH

By:	/s/ HANS R. DEPPE

Its

DRESDNER BANK LUXEMBOURG AG, as Security Agent

By:	/s/ PRELLWITZ PAUL

DRESDNER BANK AG, as Security Agent

By:	/s/ PRELLWITZ PAUL

Schedule 1

Amended and Restated Sponsors’ Guaranty

SCHEDULE 1

Amended and Restated

SPONSORS’ GUARANTY (GARANTIEVERTRAG)

THIS SPONSORS’ GUARANTY, dated 11 March 1997, as amended, is made by ADVANCED MICRO DEVICES, INC., a corporation organised and existing under the laws of the State of Delaware, United States of America, with its chief executive office and principal place of business at One AMD Place, Sunnyvale, California 94088, United States of America (“AMD Inc.”), and AMD SAXONY HOLDING GMBH, Dresden, registered in the Commercial Register of the Dresden County Court HRB 13931 (“AMD Holding”; and, together with AMD Inc., collectively, the “Sponsors”), in favour of DRESDNER BANK LUXEMBOURG S.A. (“Dresdner”), as Agent (and successor to Dresdner Bank AG in such capacity) for the Banks under the Loan Agreement referred to below (in such capacity, the “Agent”) and DRESDNER BANK AG, as Security Agent under such Loan Agreement (in such capacity, the “Security Agent”) for the Secured Parties under such Loan Agreement.

W I T N E S S E T H :

WHEREAS, AMD Saxony Limited Liability Company & Co. KG, Dresden (formerly AMD Saxony Manufacturing GmbH), registered in the Commercial Register of the Dresden County Court HRA 4896 (“AMD Saxonia”), has been formed for the purpose of constructing, owning, and operating (i) the Plant and (ii) the integrated Design Center (the construction, ownership, and operation of the Plant and the Design Center being hereinafter called the “Project”);

WHEREAS, in order to finance the construction of the Plant and the Design Center, and start-up costs of the operation of the Plant, (i) the Sponsors have made, and expect to make, substantial subordinated loans to, and AMD Holding has made, and from time to time, may make, substantial equity investments in, AMD Saxonia, and (ii) AMD Saxonia has entered into a Syndicated Loan Agreement, dated 11 March 1997, as amended, (the “Loan Agreement”), with the banks from time to time party thereto (hereinafter collectively called the “Banks” and individually called a “Bank”), Dresdner, as Agent and Paying Agent (in such capacity, the “Paying Agent”), and Dresdner Bank AG, as Security Agent providing, inter alia, for a senior secured term facility aggregating up to DM 1,500,000,000 (one billion five hundred million Deutsche Marks);

WHEREAS, the Sponsors have agreed to enter into this Guaranty in favour of the Agent and the Security Agent for the benefit of the Banks and the Paying Agent (the Agent, the Security Agent, the Banks and the Paying Agent hereinafter collectively called the “Secured Parties” and individually called a “Secured Party”), for the purpose, among other things, of providing certain undertakings to and for the benefit of the Secured Parties;

WHEREAS, a condition precedent to the initial Advance is, inter alia, the execution by the Sponsors of this Guaranty, and, in extending or continuing to extend credit to AMD Saxonia under the Loan Agreement, the Banks are relying on the undertakings of the Sponsors contained herein;

WHEREAS, the Sponsors have duly authorized the execution, delivery, and performance of this Guaranty; and

WHEREAS, it is in the best interests of the Sponsors to execute this Guaranty inasmuch as the Sponsors will derive substantial benefits from the loans and other financial accommodations made from time to time to AMD Saxonia by the Banks pursuant to the Loan Agreement.

NOW, THEREFORE, in order to induce the Banks to make the loans and other financial accommodations to AMD Saxonia pursuant to the Loan Agreement, the Sponsors hereby agree, for the benefit of the Secured Parties, as follows:

ARTICLE I

Definitions and Accounting Terms

SECTION 1.1 Definitions. Unless otherwise defined herein, terms used herein have the meanings assigned to such terms in the Sponsors’ Support Agreement. In addition, the following terms (whether or not underlined) when used in this Guaranty, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

“Agent” has the meaning assigned to such term in the introduction to this Guaranty.

“AMD Holding” has the meaning assigned to such term in the introduction to this Guaranty.

“AMD Inc.” has the meaning assigned to such term in the introduction to this Guaranty.

“AMD Saxonia” has the meaning assigned to such term in the first recital of this Guaranty.

“Bank” and “Banks” have the respective meanings assigned to such term in the second recital of this Guaranty.

“Dresdner” has the meaning assigned to such term in the introduction to this Guaranty.

“Guaranty” means this Sponsors’ Guaranty, as the same may at any time be amended or modified in accordance with the terms hereof and in effect.

“Loan Agreement” has the meaning assigned to such term in the second recital of this Guaranty.

“Paying Agent” has the meaning assigned to that term in the second recital of this Guaranty.

“Project” has the meaning assigned to such term in the first recital of this Guaranty.

“Security Agent” has the meaning assigned to such term in the introduction to this Guaranty.

“Secured Parties” and “Secured Party” have the respective meanings assigned to such terms in the third recital of this Guaranty.

“Sponsors” has the meaning assigned to such term in the introduction to this Guaranty.

“Sponsors’ Support Agreement” means the Sponsors’ Support Agreement, of even date herewith, between the Sponsors, the Additional Partner Companies (as defined therein), the Agent, and the Security Agent, as the same may at any time be amended or modified in accordance with the terms thereof and in effect.

SECTION 1.2 Miscellaneous. In this Guaranty, unless the context requires otherwise, (i) any reference to an Operative Document shall be to such Operative Document as the same may have been or from time to time may be amended, varied, re-issued, replaced, novated or supplemented, in each case, in accordance with the terms thereof and hereof, and in effect; (ii) any statutory provision shall be construed as references to those provision as amended, modified, re-enacted, or replaced from time to time; (iii) words importing a gender include every gender and; (iv) references to Sections are to Sections of this Guaranty. Section headings are inserted for reference only and shall be ignored in construing this Guaranty.

ARTICLE II

Guaranty Provisions

SECTION 2.1 Guaranty. The Sponsors, jointly and severally, hereby absolutely, unconditionally, and irrevocably (all of the following guaranteed and indemnified obligations referred to in sub-clauses (a) and (b) below being collectively called the “Guaranteed Obligations”)

(a)	guarantee the full and punctual payment when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand, or otherwise, of all obligations of AMD Saxonia now or hereafter existing under or arising out of the Loan Agreement, whether for principal, interest, fees, expenses, or otherwise, howsoever created, arising, or evidenced, whether direct or indirect, absolute or contingent or now or hereafter existing or due or to become due (including in all cases all such amounts which would become due but for the operation of the United States Bankruptcy Code and Rules, including without limitation Section 362(a) of the United States Bankruptcy Code, 11 U.S.C. §362(a), and Sections 502(b) and 506(b) of the United States Bankruptcy Code, 11 U.S.C. §502(b) and §506(b)), and

(b)	indemnify and hold harmless each Secured Party for any and all costs and expenses (including reasonable attorney’s fees and expenses) incurred by

such	Secured Party in enforcing any rights under this Guaranty in accordance with the terms hereof;

provided, however, that the right of recovery against the Sponsors under this Guaranty is, however, limited to an amount equal to whichever is the greater of:

(x)	fifty per cent (50%) of the aggregate amount of all Guaranteed Obligations; and

(y)	Euro 111,205,984 (one hundred and eleven million two hundred and five thousand nine hundred and eighty four Euro);

plus, to the extent that any amount payable hereunder is not paid when due, interest on such amount from the date due until paid, calculated at the same per annum rate of interest as is from time to time applicable to the obligations guaranteed hereby, and plus all costs and expenses referred to in sub-clause (b) of this Section 2.1; provided that the aggregate amount payable by the Sponsors pursuant to this Section 2.1 shall not exceed Euro 300,000,000 (three hundred million Euro).

This Guaranty constitutes a guaranty of payment when due and not of collection, and the Sponsors specifically agree that it shall not be necessary or required that the Security Agent, the Agent, the Paying Agent, or any Bank exercise any right, assert any claim, or demand or enforce any remedy whatsoever against AMD Saxonia (or any other Person) before or as a condition to the obligations of the Sponsors hereunder.

For the avoidance of doubt, the obligations of the Sponsors under this Guaranty:

(a)	constitute a primary guaranty obligation (Garantievertrag) and not a surety guaranty obligation (Bürgschaft); and

(b)	are continuing obligations and shall remain in full force and effect until whichever is the earlier of (1) satisfaction in full of all Guaranteed Obligations and (2) payment in full by either Sponsor of all amounts payable under this Guaranty.

Subject to the limitations set forth in the proviso to this Section 2.1, the Sponsors shall pay the Guaranteed Obligations only upon first written demand from the Agent following the occurrence of an Event of Default and acceleration of the Advances under the Loan Agreement.

SECTION 2.2 EMU. To the extent that any of the Guaranteed Obligations are denominated in Deutsche Mark, conversion of any such Deutsche Mark amounts into Euro shall be based on the officially fixed rate of conversion established in connection with the introduction of the Euro as the single currency of the Member States participating in the European Economic and Monetary Union. Such conversion shall be effective as of the date on which the Deutsche Mark is replaced by such single currency.

SECTION 2.3 Guaranty Absolute. This Guaranty shall in all respects be a continuing, absolute, unconditional, and irrevocable guaranty of payment, and, subject to the provisions of Section 2.1 above, shall remain in full force and effect until all Guaranteed Obligations have been paid in full, all obligations of the Sponsors hereunder shall have been paid in full, and the commitments of the Banks under and in connection with the Loan Agreement shall have terminated. Subject to Section 2.1 above, the Sponsors jointly and severally guarantee that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Agreement under which they arise, regardless of any law, regulation, or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Security Agent, the Agent, or any Bank with respect thereto. The liability of the Sponsors under this Guaranty shall be joint and several and shall be continuing, absolute, unconditional, and irrevocable irrespective of:

(a)	any lack of validity, legality, or enforceability of the Loan Agreement or any other Operative Document;

(b)	the failure of the Security Agent, the Agent, the Paying Agent, or any Bank:

(i)	to assert any claim or demand or to enforce any right or remedy against AMD Saxonia or any other Person (including any other guarantor) under or in connection with the provisions of the Loan Agreement, any other Operative Document, or otherwise, or

(ii)	to exercise any right or remedy against any other guarantor of, or collateral securing, any Guaranteed Obligations;

(c)	any change in the time, manner, or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other extension, compromise, or renewal of any Guaranteed Obligation;

(d)	any reduction, limitation, impairment, or termination of any Guaranteed Obligations for any reason, including any claim of waiver, release, surrender, alteration, right of retention or compromise, and shall not be subject to (and the Sponsors hereby waive any right to or claim of) any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, non-genuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Guaranteed Obligations;

(e)	any amendment to, rescission, waiver, or other modification of, or any consent to departure from, any of the terms of the Loan Agreement or any other Operative Document;

(f)	any addition, exchange, release, surrender, or non-perfection of any collateral, or any amendment to or waiver or release or addition of, or consent to departure from, any other guaranty, held by the Security Agent, the Agent, the Paying Agent, or any Bank securing any of the Guaranteed Obligations; or

(g)	any other circumstance which might otherwise constitute a defense available to, or a discharge of, AMD Saxonia, any surety (Bürge), or any guarantor.

SECTION 2.4 Reinstatement, etc. Each of the Sponsors agrees that, subject to the provisions of the proviso to Section 2.1 hereof, this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment (in whole or in part) of any of the Guaranteed Obligations is rescinded or must otherwise be restored by any Secured Party, upon the insolvency, bankruptcy, or reorganization of AMD Saxonia, or otherwise, as though such payment had not been made.

SECTION 2.5 Waiver, etc. Each of the Sponsors hereby waives promptness, diligence, notice of acceptance, and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that the Security Agent, the Agent, the Paying Agent, or any Bank protect, secure, perfect, or insure any security interest or lien, or any property subject thereto, or exhaust any right or take any action against AMD Saxonia or any other Person (including any other guarantor) or any collateral securing any Guaranteed Obligations. Each of the Sponsors hereby further waives its right to deposit (Hinterlegung) under § 372 of the German Civil Code.

SECTION 2.6 Subrogation, etc. Neither of the Sponsors will exercise any rights which it may acquire by reason of any payment made hereunder, whether by way of subrogation, reimbursement, or otherwise, until the prior payment, in full and in cash, of all Guaranteed Obligations. Any amount paid to either of the Sponsors on account of any payment made hereunder prior to the payment in full of all Guaranteed Obligations shall not be commingled with assets of the relevant Sponsor and shall immediately be paid to the Security Agent and credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Loan Agreement; provided, however, that if:

(a)	either of the Sponsors has made payment to the Security Agent of all or any part of the Guaranteed Obligations, and

(b)	all Guaranteed Obligations have been paid in full and the commitments of the Banks under or in connection with the Loan Agreement to AMD Saxonia have been permanently terminated,

the Security Agent, the Agent, the Paying Agent, and each Bank agree that, at the relevant Sponsor’s request and expense, the Security Agent, the Paying Agent, the Agent, or such Bank will execute and deliver to such Sponsor appropriate documents (without recourse and without representation or warranty) necessary to evidence the transfer by subrogation to such Sponsor of an interest in the Guaranteed Obligations resulting from such payment by such Sponsor. In furtherance of the foregoing, for so long as any Guaranteed Obligations or commitments by the Banks under or in connection with the Loan Agreement to AMD Saxonia remain outstanding, each of the Sponsors shall refrain from taking any action or commencing any proceeding against AMD Saxonia (or its successors or assigns, whether in connection with a bankruptcy proceeding, or otherwise) to recover any amounts in respect of payments made under this Guaranty to the Security Agent, the Agent, the Paying Agent, or any Bank.

SECTION 2.7 Successors, Transferees, and Assigns. This Guaranty shall:

(a)	be binding upon each of the Sponsors, and their respective successors, transferees, and assigns; and

(b)	inure to the benefit of and be enforceable by each Secured Party, and each of their respective successors, transferees, and assigns.

Without limiting the generality of the foregoing clause (b), each Bank may assign or otherwise transfer (in whole or in part) the loans and financial accommodations made by it to AMD Saxonia under the Loan Agreement to any other Person, and such other Person, for purposes of this Guaranty, shall thereupon become vested with all rights and benefits in respect thereof granted to the transferring Bank under any Operative Document (including this Guaranty) or otherwise, subject, however, to any contrary provisions in such assignment or transfer, and to the provisions of Section 26 of the Loan Agreement.

SECTION 2.8 Payments Free and Clear of Taxes, etc. Each of the Sponsors hereby agrees that:

(a)	All payments by such Sponsor hereunder shall be made to the Security Agent at its principal office in Frankfurt am Main in Same Day Funds, free and clear of and without deduction for any present or future income, excise, stamp, or franchise taxes and other taxes, fees, duties, withholdings, or other charges of any nature whatsoever imposed by any taxing authority on such payments, but excluding taxes imposed on or measured by any Secured Party’s net income or receipts or the net income or receipts of any branch thereof (such non-excluded items being called “Taxes”). In the event that any withholding or deduction from any payment to be made by either of the Sponsors hereunder is required in respect of any Taxes pursuant to any applicable law, rule, or regulation, then such Sponsor will, subject to Section 2.8 (d),

(i)	pay directly to the relevant authority the full amount required to be so withheld or deducted;

(ii)	promptly forward to the Security Agent an official receipt or other documentation satisfactory to the Security Agent evidencing such payment to such authority; and

(iii)	pay to the Security Agent such additional amount or amounts as is necessary to ensure that the net amount actually received by the relevant Secured Party will equal the full amount such Secured Party would have received had no such withholding or deduction been required.

Moreover, if any Taxes are directly asserted against the Security Agent, the Agent, or any Bank with respect to any payment received by the Security Agent hereunder, the Security Agent, the Agent, the Paying Agent, or such Bank may pay such Taxes and the Sponsors will promptly pay such additional amounts (including any penalties, interest, or expense, but only (in the case of penalties or interest) to the extent not resulting from a negligent or wilful failure to pay any or all of such Taxes by the Security Agent, the Agent, the Paying Agent or such Bank, as the case may be) as is necessary in order that the net amount received by the Security Agent, the Agent, the Paying Agent, or such Bank after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount the Security Agent, the Agent, the Paying Agent, or such Bank would have received had no such Taxes been asserted.

(b)	The additional amount or amounts that either Sponsor shall be required to pay pursuant to clause (iii) of Section 2.8 (a) shall be reduced, to the extent permitted by applicable law, by the amount of the offsetting tax benefits, if any, as determined by the relevant Secured Party in the exercise of its sole discretion, which such Secured Party actually receives and utilises as a result of such Sponsor’s payment under clause (i) of Section 2.8 (a) to the relevant authority (it being expressly understood and agreed that such Secured Party shall be required to use commercially reasonable efforts to claim or utilise any such benefit which may be available to it unless it believes in good faith that to do so would be inconsistent with its internal tax and other policies or if, in its good faith judgment, it would be disadvantaged in any respect with respect to its tax position or planning).

(c)	Subject to the relevant Secured Party complying with Section 2.8 (d) below, if either of the Sponsors fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Security Agent the required receipts or other required documentary evidence, such Sponsor shall indemnify the Security Agent, the Agent, the Paying Agent, and each Bank for any incremental Taxes, interest, or penalties that may become payable by the Security Agent, the Agent, the Paying Agent, or any Bank as a result of any such failure.

(d)	Each Secured Party that is entitled to claim an exemption (either on its own account or for the account of the relevant Sponsor) in respect of all or a portion of any Taxes which are otherwise required to be paid or deducted or withheld pursuant to this Section 2.8 in respect of any payments made by a Sponsor hereunder shall, within a reasonable time after receiving a written request from such Sponsor, provide such Sponsor with such certificates as may be appropriate in order to obtain the benefits of such exemption.

(e)	Without prejudice to the survival of any other agreement of the Sponsors hereunder, the agreements and obligations of the Sponsors contained in this Section 2.8 shall survive the payment in full of the principal of and interest on the loans and other financial accommodations made to AMD Saxonia under the Loan Agreement.

SECTION 2.9 Judgment. The Sponsors hereby agree that:

(a)	If, for the purposes of obtaining a judgment in any court, it is necessary to convert a sum due hereunder in Euro into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Security Agent could purchase Euro with such other currency on the Business Day preceding that on which final judgment is given.

(b)	The obligation of each of the Sponsors in respect of any sum due from it to the Security Agent, the Agent, the Paying Agent, or any Bank hereunder shall, notwithstanding any judgment in a currency other than Euro, be discharged only to the extent that on the Business Day following receipt by the Security Agent, the Agent, the Paying Agent, or such Bank, as the case may be, of any sum adjudged to be so due in such other currency, the Security Agent, the Agent, the Paying Agent, or such Bank, as the case may be, may, in accordance with normal banking procedures, purchase Euro with such other currency; in the event that the Euro so purchased are less than the sum originally due to the Security Agent, the Agent, the Paying Agent, or any Bank, in Euro, such Sponsor, as a separate obligation and notwithstanding any such judgment, hereby indemnifies and holds harmless the Security Agent, the Agent, the Paying Agent, and each Bank against such loss, and if the Euro so purchased exceed the sum originally due to the Security Agent, the Agent, the Paying Agent, or such Bank in Euro, the Security Agent, the Agent, the Paying Agent, or such Bank, as the case may be, shall remit to the relevant Sponsor such excess.

ARTICLE III

Miscellaneous Provisions

SECTION 3.1 No Waiver; Modifications in Writing. In addition to, and not in limitation of, Sections 2.3 and 2.5, no failure or delay on the part of the Agent or the Security Agent in exercising any right, power, or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any other rights, power, or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Agent or the Security Agent at law, in equity, or otherwise. No amendment, modification, supplement, termination, or waiver of or to any provision of this Guaranty, or consent to any departure by either Sponsor therefrom, shall be effective unless the same shall be in writing and signed by or on behalf of the Agent and the Security Agent. Any waiver of any provision of this Guaranty, and any consent to any departure by either Sponsor from the terms of any provision of this Guaranty, shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on either Sponsor in any case shall entitle such Sponsor to any other or further notice or demand in similar or other circumstances.

SECTION 3.2 Severability of Provisions. Any provision of this Guaranty which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. Each Sponsor shall have an obligation to replace any invalid provision by a valid provision which approximates best to the economic purpose of the invalid provision.

SECTION 3.3 Termination. The obligations of the Sponsors hereunder shall terminate on the day that AMD Saxonia has paid in full all obligations then owing, and all obligations in respect of principal and interest, whether or not then owing, under or arising out of the Loan Agreement and the Banks have no other or further commitments under or arising out of the Loan Agreement.

SECTION 3.4 Binding on Successors, Transferees, and Assigns; Assignment of Guaranty. In addition to, and not in limitation of, Section 2.7, this Guaranty shall be binding upon the Sponsors and their respective successors, transferees, and assigns, and shall inure to the benefit of the Security Agent, the Agent, the Paying Agent, and each Bank, and their respective successors, transferees, and assigns, and shall be enforceable by the Security Agent, for the benefit of itself, the Agent, the Paying Agent, and each Bank and their respective successors, transferees, and assigns (to the full extent provided pursuant to Section 2.7), in each case subject to Section 26 of the Loan Agreement; provided, however, that neither Sponsor may assign any of its obligations hereunder without the prior written consent of the Security Agent. The rights of the Secured Parties hereunder shall be exercisable solely by the Security Agent on behalf of the Secured Parties unless either the Security Agent is not able pursuant to applicable law to realise the practical benefits of such rights on behalf of the Secured Parties or the limitation set forth in this sentence would otherwise materially adversely affect the rights of the Secured Parties hereunder.

SECTION 3.5 Notice. All notices, demands, instructions, and other communications required or permitted to be given to or made upon any of the Persons listed below shall be in writing and shall be personally delivered or sent by registered or certified mail, postage pre-paid, return receipt requested, or by pre-paid telex, TWX, or telegram, or by pre-paid courier service, or by telecopier, and shall be deemed to be given for purposes of this Guaranty on the day that such writing is delivered or sent to the intended recipient thereof in accordance with the provisions of this Section 3.5. Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section 3.5, notices, demands, instructions, and other communications in writing shall be given to or made upon the respective parties hereto at their respective addresses (or to their respective telex, TWX or telecopier numbers) indicated below.

To the Security Agent:

Dresdner Bank AG, as Security Agent

Ostra Allee 9

01067 Dresden

Attention: Herrn Hans-Jürgen Hansen/Frau Heike Wetzel

Facsimile No.: (49) 351 489 1300

To the Agent:

Dresdner Bank Luxembourg S.A., as Agent

26, rue du Marché-aux-Herbes

L-2097 Luxembourg

Attention: Agencies

Facsimile No.: (352) 4760-43222

To AMD Inc.:

Advanced Micro Devices, Inc.

One AMD Place

Sunnyvale, California 94088

Attention: General Counsel

Facsimile No.: (1) (408) 774 7399

To AMD Holding:

AMD Saxony Holding GmbH

Wilschdorfer Landstrasse 101

01109 Dresden

Attention: Geschäftsführer

Facsimile No.: (49) 351 277 91300

SECTION 3.6 Relationship to Other Agreements. The rights of the Agent and the Security Agent pursuant to this Guaranty are in addition to any other rights or remedies which the Agent and the Security Agent may have under statutory law or other agreements between one or more of the Agent, the Security Agent, the Paying Agent, the Banks and the Sponsors. Where such rights and remedies are in conflict with the provisions of this Guaranty, the provisions of this Guaranty shall prevail.

SECTION 3.7 Setoff. In addition to, and not in limitation of, any rights of the Security Agent, the Agent, or any Bank under applicable law, the Security Agent, the Agent, the Paying Agent, and each Bank shall, upon the acceleration of the Advances under the Loan Agreement following the occurrence any Event of Default or upon the occurrence and during the continuance of any event with respect to either Sponsor of the type described in Section 11.1 (e), (f), (g) or (h) of the AMD Inc. 1999 Loan and Security Agreement, have the right to appropriate and apply to the payment of the obligations of each of the Sponsors owing to it hereunder, whether or not then due, and AMD Holding (but not AMD Inc.) hereby grants to the Security Agent, the Agent, the Paying Agent, and each Bank a continuing security interest (securing its obligations under this Guaranty) in, any and all of its balances, credits, deposits, accounts, or moneys then or thereafter maintained with the Security Agent, the Agent, the Paying Agent, or such Bank and any and all property of every kind or description of or in the name of AMD Holding now or hereafter, for any reason or purpose whatsoever, in the possession or control of the Security Agent, the Agent, the Paying Agent, or such Bank, or any agent or bailee for the Security Agent, the Agent, the Paying Agent, or such Bank.

SECTION 3.8 Governing Law; etc. This Guaranty and all rights and obligations of the parties arising under or in connection herewith shall be governed by the Laws of the Federal Republic of Germany.

SECTION 3.9 Jurisdiction. Each of the Sponsors hereby submits to the exclusive jurisdiction of the courts in Frankfurt am Main for any dispute arising out of or in connection with this Guaranty. AMD Inc. states that Advanced Micro Devices GmbH whose address is Rosenheimerstraße 143b, 81671 Munich, Germany, Attention: Legal Department, Tel.: +49 89 450 530, Fax: +49 89 406 490, Telex: 841523883, is its accredited agent for service of process and hereby undertakes to maintain an agent for service in Germany. The foregoing submission to jurisdiction shall not (and shall not be construed so as to) limit the rights of the Agent or the Security Agent to take suits, actions, or proceedings against a Sponsor to enforce any judgment rendered by the courts in Frankfurt am Main in any other court or entity of competent jurisdiction where such Sponsor has assets, nor shall the taking of suits, actions, or proceedings to enforce any such judgment in one or more jurisdictions preclude the taking of enforcement proceedings in any other jurisdiction, whether concurrently or not.

SECTION 3.10 Operative Document. This Guaranty is an Operative Document executed pursuant to the Loan Agreement.

SECTION 3.11 Place of Performance and Payment. The place of performance and payment (Zahlungs-und Erfüllungsort) under this Guaranty shall be Frankfurt am Main.

SECTION 3.12 Use of English Language. This Guaranty has been executed in the English language. All certificates, reports, notices, and other documents and communications given or delivered pursuant to this Guaranty shall be in the English language and, if reasonably requested by the Agent, a certified German translation thereof shall be furnished promptly thereafter. In the event of any inconsistency, the English language version of any such document shall control.

ADVANCED MICRO DEVICES, INC.

By:

Its

AMD SAXONY HOLDING GMBH

DRESDNER BANK LUXEMBOURG AG, as Agent

By:

Its

DRESDNER BANK AG, as Security Agent